Exhibit 10.34

Tom Manley

Senior Vice President, Finance and Administration and Chief Financial Officer
FY06 Compensation Plan

Effective Date: March 1, 2005 to February 28, 2006

Compensation Elements (All In US $)

Annual Base Salary	$350,000
Annual Incentive @ 100%	$250,000
Annual Total Target Income @ 100%	$600,000

General Terms

This package contains the details of your compensation plan for FY06. All compensation amounts are in US dollars.

1)	The Human Resources Committee of the Cognos Board of Directors approved these terms on June 22, 2005.

2)	Your actual FY06 incentive award will be determined by multiplying your annual incentive amount by the final FY06 approved corporate factor as determined by the Share in Success (SIS) company performance results. A copy of the FY06 approved SIS executive grid is attached.

3)	For payroll purposes your approved annual base salary will be converted to Canadian dollars using the month-end foreign exchange rate for February 2005. This rate is US $1 = CDN $ 1.2314. Therefore, your payroll rate will be CDN $430,990 for FY06.

4)	Your FY06 incentive award will be calculated in US dollars and, for payment purposes, converted to Canadian dollars using the same standard foreign exchange rate used for your annual base salary conversion.

5)	To be eligible to receive an FY06 incentive award you must remain employed by the company on February 28, 2006.

FY06 Executive Incentive Grid (Share in Success Plan)

The grid is designed to reward achievement of plan on both metrics (Operating Margin and Revenue), and to discourage the achievement of one metric at the expense of the other. If threshold performance is not achieved on either metric, the payout is nil. There is a cap of 400% on the overall level of payout.

PAYOUT AS PERCENTAGE OF TARGET INCENTIVE

EXECUTIVE INCENTIVE GRID (DESCRIBED ABOVE) INTENTIONALLY DELETED

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